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                                                                    EXHIBIT 10.4

                                                                [EXECUTION COPY]

                       PURCHASE AND ASSIGNMENT AGREEMENT

         AGREEMENT made this 25th day of July, 1997, between GENERAL CINEMA CORP. OF OKLAHOMA, INC., an Oklahoma corporation ("Seller"), and HOLLYWOOD THEATERS, INC., a Delaware corporation ("Purchaser").

                                R E C I T A L S

         This Agreement relates to (i) the assignment by Seller to Purchaser of seven leases referred to in Schedule of Leases to be attached hereto no later than 10 days following the date hereof (such leases, together with their respective amendments, modifications and supplements, hereinafter referred to individually as a "Lease," and collectively referred to as "Leases") as well as
(ii) the sale by Seller to Purchaser of the fixtures and equipment (the "Assets") located in the respective theatres (hereinafter referred to individually as a "Theatre," and collectively referred to as "Theatres") demised by said Leases. The landlords referred to in Schedule of Leases are individually and collectively hereinafter referred to as "Landlord" and/or "Landlords," as the context requires.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                      LEASE ASSIGNMENTS AND SALE OF ASSETS

         At the Closing, as hereinafter defined, and subject to the applicable provisions of this Agreement, Purchaser will buy and assume from Seller, and Seller will sell the Assets and assign Seller's rights, title and interest to and obligations under the Leases to Purchaser, for a purchase price of Fifteen Million Five Hundred Thousand Dollars ($15,500,000), subject to adjustment as provided herein. With respect to each Theatre, the Assets shall include (i) all right, title and interest in and to all tangible personal property, equipment and fixtures of any kind owned or leased by Seller and attached to or located within or on or customarily used in connection with the operation of the Theatres, including, but not limited to, seats, merchandise, inventory, merchantable food and drink, cleaning equipment, office equipment, projection and sound equipment, screens, carpets, draperies, soundfold, wall coverings, cash registers, ticket machines, signs (including marquees), projection supplies, concessions equipment and prepaid utility and rent deposits; (ii) the rights and interests in the consents, approvals, licenses, permits, franchises and other authorizations possessed by Seller identified in Schedule of Licenses to be attached hereto no later than 10 days following the date hereof relating to the Theatres; (iii) the rights and interests in, to and under the contracts relating to the Theatres to be listed on Schedule of Contracts to be attached hereto no later than 10 days following the date hereof; (iv) all right, title and interest in the names of each of the Theatres (other than the words "General Cinema" or derivatives thereof and the related logos, trade fixtures and
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supplies or inventory bearing any logo or mark of General Cinema) and any derivatives or designs of any thereof, either in word form or as a design, and any other names, trademarks, service marks, trade names, brand names, logos or slogans incidental thereto or associated therewith; (v) all records of Seller that are necessary to the continuing operation of the Theatres; (vi) all other properties and assets of any kind, character and description whatsoever (whether or not reflected on the books of Seller and whether real, personal or mixed, tangible or intangible, contingent or otherwise) used, or available for use, in the business or operations of Seller at the Theatres or necessary for the continuation of such business or operations consistent with past practice; and (vii) the items on the mutually approved inventory lists to be attached as schedules to the Bills of Sale for the Assets substantially in the form attached as Exhibit A hereto. Specifically excluded from the Assets shall be
(i) accounts receivable attributable to the Theatres, (ii) cash attributable to the Theatres, (iii) Seller's headquarters, (iv) the Point of Sale System at the Penn Square Theater (which will be replaced with the system previously in place and currently on site, which system shall be in good operating condition at Closing), (v) the concession stand referred to in Section 14.37 hereof, (vi) the sound systems referred to in Section 14.38 hereof, (vii) the contract between General Cinema Corp. of Oklahoma, Inc. and Tulsa, Oklahoma, Local No. 513 of the International Alliance of Theatrical Stage Employees, Moving Picture Machine Technicians, Artists and Allied Crafts of the United States and Canada, Effective May 31, 1996 to March 26, 1998 (the "Local 513 Agreement") and (viii) the contract between General Cinema Corp. of Oklahoma, Inc. and Oklahoma City, Oklahoma, Local No. 380 of the International Alliance of Theatrical Stage Employees and Moving Picture Machine Operators of the United States and Canada, Effective May 5, 1995 to May 4, 1998 (the "Local 380 Agreement"). With respect to each Theatre, the Lease shall be assigned by an Agreement Assigning Lease substantially in the form attached hereto as Exhibit B.

                                   ARTICLE 2
                      PAYMENT OF PURCHASE PRICE; SECURITY

         The purchase price for the assignment of the Leases and the sale of Assets hereunder (the "Purchase Price") is Fifteen Million Five Hundred Thousand Dollars ($15,500,000), plus or minus net prorations and adjustments as hereinafter provided. On June 17, 1997, Purchaser delivered to Seller the sum of $100,000 in cash (the "Initial Escrow Funds"), which Seller is holding in escrow in a segregated interest bearing account with a commercial bank (the "Purchase Price Escrow Account") as a deposit to be applied toward the Purchase Price at the Closing. Concurrent with the execution of this Agreement, Purchaser is delivering to Seller the additional sum of $1,450,000 in cash (the "Additional Escrow Funds" and, together with the Initial Escrow Funds, the "Escrow Funds"), which shall be held by Seller in the Purchase Price Escrow Account as a deposit to be applied toward the Purchase Price at the Closing.
At the Closing, the Escrow Funds and the interest thereon shall be paid to Seller in partial satisfaction of the Purchase Price, the balance of which shall be paid by Purchaser to Seller by wire transfer to an account specified by Seller. If the Closing does not occur under circumstances in which all of the Purchaser's closing conditions have been satisfied but Purchaser fails to close for any reason other than a reason within Seller's exclusive control, then Seller shall be entitled to retain the Escrow Funds. If the Closing does not occur under circumstances in which (i) all of the Sellers closing conditions have been satisfied but Seller fails





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to close for any reason other than a reason within Purchaser's exclusive control, or (ii) all of Purchaser's closing conditions have not been satisfied, then Seller shall promptly upon request return the Escrow Funds, together with the interest earned thereon, to Purchaser.

         As security for Purchaser's performance under said Lease assignments through the end of the respective Lease terms, Purchaser shall enter into a security agreement (each a "Security Agreement") substantially in the form attached hereto as Exhibit C giving Seller a security interest in the Assets of the Theatres and shall grant to Seller leasehold mortgages (each a "Leasehold Mortgage") substantially in the form attached hereto as Exhibit D of its interests in the Leases. Both the security interest and the Leasehold Mortgage are to be junior only to a security interest in the Assets of the Theatres to be held by Purchaser's bank lenders ("Purchaser's Lenders") securing a loan of not more than $75,000,000 subject to an intercreditor agreement (the "Intercreditor Agreement") with Purchaser's bank lenders, substantially in the form attached hereto as Exhibit E.

         Purchaser shall establish with a bank acceptable to Purchaser and Seller an escrow (the "Escrow Account") in the amount of $595,478 (3 months rent with respect to each of the Theaters) for a period of one year which will reduce to $297,739 (one and one-half month's rent with respect to each of the Theaters) for a second year and to zero at the end of the second year (and upon such reductions in the required escrow amounts, the Escrow Agent shall promptly release funds attributable to such Lease(s) from the Escrow Account and deliver such funds to Purchaser); provided that no reduction in the escrow account will be allowed so long as Purchaser is in default under the Leases or Purchaser's Net Worth, as defined below, falls below $10,000,000. As used herein "Purchaser's Net Worth" shall mean Total Shareholder's Equity and Preferred Stock as established by Purchaser's unaudited quarterly financial statements or Purchaser's audited year end financial statements. Notwithstanding the foregoing, in the event that, at or prior to the Closing, Seller shall have received from one or more Landlords under one or more Leases a release in form and substance reasonably satisfactory to Seller, releasing Seller (and any affiliates of Seller that are guarantors thereof), from any and all obligations and potential liability arising under such Lease or Leases on or after the "Effective Date" as hereinafter defined (each, a "Release") (i) Purchaser shall not give Seller a security interest in the Assets located in the related Theatre or Theaters, (ii) Purchaser shall not grant to Seller a Leasehold Mortgage of its interest in such Lease or Leases and (iii) the Escrow Account shall be proportionately reduced to reflect that no rents must be escrowed with respect to such Theater or Theaters, provided that no reduction will be allowed so long as Purchaser is in default under any of the other Leases or Purchaser's Net Worth falls below $10,000,000. To the extent one or more Releases are obtained after the Closing, (i) Seller shall release its mortgage and security interests in the related Lease(s) and Assets pursuant to appropriate documentation and (ii) the Escrow Agent shall promptly release funds attributable to such Lease(s) from the Escrow Account and deliver such funds to Purchaser; provided that no reduction will be allowed so long as Purchaser is in default under any of the other Leases or Purchaser's Net Worth falls below $10,000,000.

         In the event that Purchaser's Net Worth falls below $10,000,000, or Purchaser (or its successor as tenant under the Leases) is in default under a Lease remaining uncured for a period





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continuing beyond the period ending five days prior to the expiration of any applicable grace period (or, if there be no applicable grace period, then upon the occurrence of such default), there shall be no further reduction in the Escrow Account, Seller may draw down the funds in the Escrow Account for the purpose of curing any default under the applicable Lease and may exercise any or all rights available to Seller under the Security Agreement or any Leasehold Mortgage as Seller, in Seller's sole discretion, may elect.

                                   ARTICLE 3
                                    CLOSING

         The closing of the transactions provided for in this Agreement (the "Closing") shall take place at the office of Seller, 1280 Boylston Street, Chestnut Hill, Massachusetts, on the 5th day of August, 1997 (the "Effective Date") or at such other location or date as the parties hereto may agree upon and shall be effective as of 11:59 p.m. on the Effective Date.

                                   ARTICLE 4
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

4.01 The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Effective Date with the same effect as though such representations and warranties had been made on and as of the Effective Date; Seller shall have performed and complied with all agreements required by this Agreement to be performed or complied with by Seller at or prior to the Effective Date; and Purchaser shall have received certificates, dated as of the Effective Date, signed by Seller to the foregoing effect.

4.02 No action or proceeding shall have been instituted or threatened for the purpose or with the possible effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof.

4.03 From the date hereof until Closing, there shall not have occurred any material casualty or damage (whether or not insured) to any Theatre or Asset and the business of Seller at the Theatres shall have been conducted only in the ordinary course consistent with past practices.

4.04 All necessary action (corporate or otherwise) shall have been taken by Seller to authorize, approve, and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Purchaser shall have received a certificate, dated as of the Effective Date, signed by Seller to the foregoing effect.

4.05 Seller shall have terminated all Contracts relating to the Theatres and the Assets, other than the Contracts to be assumed by Purchaser as determined by Purchaser after review of the Contracts, but in no case later than 10 days following the Closing.





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4.06     At the Closing, Seller shall deliver, or cause to be delivered, to
Purchaser each of the documents and items referred to in Article 8.

4.07 At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser evidence reasonably satisfactory to Purchaser regarding the termination by Seller prior to Closing of all Persons employed at each Theatre.

4.08 The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974 shall have expired.

4.09 The Landlord for the Penn Square Theater shall have waived the 60 day notice period under the related Lease to the assignment of such Lease to Purchaser, or such 60 day period shall have expired; provided, however, that Seller shall endeavor in good faith to obtain such waiver from the Landlord as promptly as practicable.

                                   ARTICLE 5
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

5.01 Purchaser's representations and warranties contained in this Agreement shall be true and correct in all material respects at and as of the Effective Date with the same effect as though such representations and warranties had been made as of the Effective Date; Purchaser shall have performed and complied with all agreements required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing; and Seller shall have received a certificate, dated as of the Effective Date, signed by Purchaser to the foregoing effect.

5.02 No action or proceeding shall have been instituted or threatened for the purpose or with the possible effect of enjoining or preventing the consummation of this Agreement or seeking damages on account thereof.

5.03 All necessary action (corporate or otherwise) shall have been taken by Purchaser to authorize, approve and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Seller shall have received a certificate, dated as of the Effective Date, signed by Purchaser to the foregoing effect.

5.04 At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller each of the documents and items required to be delivered by Article 7.

5.05 The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974 shall have expired.





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                                   ARTICLE 6
                                  TERMINATION

         This Agreement may be terminated prior to the Closing by (a) the mutual consent of Purchaser and Seller, (b) Seller upon the failure of Purchaser to perform or comply with any of its covenants or agreements contained herein prior to or at the Closing or if any representation or warranty of Purchaser hereunder shall not have been true and correct in all material respects as of the time at which such was made, (c) Purchaser upon the failure of Seller to perform or comply with any of its covenants or agreements contained herein prior to or at the Closing or if any representation or warranty of Seller hereunder shall not have been true and correct in all material respects as of the time at which such was made, (d) Seller pursuant to
Article 14.05 of this Agreement, or (e) either Seller or Purchaser if the Closing does not occur by August 29, 1997, provided, that no party may terminate this Agreement pursuant to (b) or (c) above if such party is, at the time of any such attempted termination, in breach of any term hereof.

                                   ARTICLE 7
                       DELIVERIES BY PURCHASER AT CLOSING

         Purchaser shall deliver to Seller at the Closing:

         (A) The Purchase Price as set forth in Articles 1 and 2 hereof, subject to the adjustments set forth in Article 9 hereof.

         (B) For each Theatre, respectively, a fully executed Agreement Assigning Lease substantially in the form attached as Exhibit B.

         (C) For each Theatre, respectively, a fully executed Security Agreement substantially in the form attached as Exhibit C.

         (D) For each Theatre, a fully executed Leasehold Mortgage substantially in the form attached as Exhibit D.

         (E) Executed financing statements to perfect Seller's security interest under the Security Agreements.

         (F) An Intercreditor Agreement, in substantially the form attached as Exhibit E, providing Seller the right to exercise its rights under the Security Agreements and/or Leasehold Mortgages as security in the event of a default under any of the Leases.

         (G) An Escrow Agreement with respect to the Escrow Account (the Escrow Agreement may be delivered within ten (10) days following Closing, provided that the Escrow Account is funded at Closing).

         (H)     A list of all persons employed by Seller within the thirty
                 (30) day period prior to the Effective Date to which Purchaser has made or, to the best of its then current knowledge, expects to make an offer of employment.





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         (I)     With respect to each Theatre, a certificate of insurance
                 evidencing Purchaser's having complied with all insurance requirements set forth in each Lease, and naming Seller as a mortgagee and as an additional insured, as appropriate, with respect to all such insurance policies (provided that this requirement 7(I) may be satisfied within two (2) business days following the Effective Date).

         (J) Such further executed instruments and documents as may be requested by Seller and reasonably necessary to fully consummate the transactions contemplated by this Agreement, all in form reasonably satisfactory to Purchaser and Seller.

         Provided, however, that in the event that, at or prior to the Closing, Seller shall have received one or more Releases, Purchaser shall not deliver
(i) a Security Agreement for the related Theatre or Theaters, (ii) a Leasehold Mortgage for the related Lease or Leases, (iii) a financing statement with respect to any security interest in the assets of such Theatre or Theaters, or
(iv) a certificate of insurance with respect to any insurance policies relating to such Theatre or Theaters.

                                   ARTICLE 8
                        DELIVERIES BY SELLER AT CLOSING

         At the Closing, Seller shall deliver to Purchaser the following:

         (A) The Theatres and Assets free and clear of all Liens or claims other than the those arising under the Leases.

         (B) For each Theatre, respectively, an executed Bill of Sale for the Assets substantially in the form attached hereto as Exhibit A, the schedules to be attached thereto being the inventory approved by Purchaser and Seller's Director of Operations at or subsequent to the Initial Inspection (defined below) of each Theatre.

         (C) For each Theatre, respectively, a fully executed Agreement Assigning Lease substantially in the form attached hereto as Exhibit B.

         (D) Fully executed counterparts of the instruments delivered by Purchaser in accordance with clauses (C) through (G) of
                 Article 7.

         (E) Subject to Article 13, for each Theatre, a fully executed Landlord's Consent, Estoppel and Release substantially in the form attached as Exhibit F or such other form as is acceptable to Landlord, Seller, Purchaser and Purchaser's Lender.

         (F) Such further executed instruments and documents as may be requested by Purchaser and are reasonably necessary to fully consummate the transactions contemplated by this Agreement, all in form reasonably satisfactory to Purchaser and Seller.





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                                   ARTICLE 9
                        PRORATIONS OF FEES AND EXPENSES

         Fees and expenses relating to the Assets, Theatres and Leases, including, but not limited to, those listed below, shall be prorated between the parties hereto as of the Effective Date, with Seller bearing the burden of the fees and expenses existing or arising prior to and on, and relating to periods ending prior to and on, the Effective Date; and Purchaser bearing the burden of the fees and expenses existing or arising after and relating to periods after the Effective Date:

         (A) Prepaid fees with respect to Seller's interest in any licenses and permits transferred by Seller to Purchaser;

         (B) Cash on hand at each of the Theatres, or, alternatively, Purchaser will increase the Purchase Price by the amount of cash on hand at each Theatre on the Effective Date;

         (C)     Personal property taxes with respect to the Assets;

         (D) Utility charges, including, without limitation, for gas, electric, telephone, water and sewer with respect to the Theatres;

         (E) All lease charges including without limitation rent, taxes, common area maintenance fees, merchant's association fees and similar fees with respect to the Theatres;

         (F)     Film rental expenses;

         (G) Minimum rent payable under the Leases of each and all Theatres for the month in which the Effective Date occurs; and

         (H) Percentage rent, if any, payable under the Leases of each and all Theatres, which shall be prorated based on the applicable gross box office and/or concession receipts (as may be relevant and to the extent so defined in each such Lease) prior to the Effective Date in the period for which such percentage rent is payable, as compared to said applicable gross box office and/or concession receipts in such period after the Effective Date, and after deducting all credits (including payment of base rent and, if applicable, payments of excess film rental) against percentage rent attributable to such payment period prior to the Effective Date as compared to all such credits attributable to such period after the Effective Date.





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         To the extent that any of the amounts required to be prorated or paid for the purchase of property pursuant to this Article 9 are readily ascertainable as of the Closing (such as minimum rent for the month in which the Effective Date occurs), such amounts shall be paid at the Closing. With respect to such amounts as are not readily ascertainable as of the Closing, interim prorations and payments shall be made after the Closing at regular intervals promptly after such amounts have been reasonably estimated or ascertained, and a final proration and payment shall be made as soon as the amounts required to be prorated have been established, but in no event, with the exception of expenses and payments to be prorated pursuant to paragraph (H) of this Article 9, later than September 30, 1997. The parties shall have until December 31, 1997 to resolve all expenses and payments to be prorated pursuant to paragraph (H) of this Article 9.

         Each of Seller and Purchaser may dispute in good faith any amounts the other claims to be payable pursuant to this Article 9 by delivering a written notice to the other party setting forth in reasonable detail the amount and nature of each disputed matter (each such notice being hereinafter referred to as a "Dispute Notice") within ten (10) days after receiving a notice that any such amount is due. Such disputing party shall provide the other party with such additional information as it may reasonably request as to the basis of such dispute. The parties shall attempt in good faith to resolve any dispute as to any matter set forth in a Dispute Notice. If within one (1) month following the date of the receipt of the Dispute Notice (the "Expiration Date"), the dispute cannot be resolved through negotiation, mediation or some other form of alternative dispute resolution ("ADR"), and the amount in dispute (individually or in the aggregate with other disputes) exceeds Five Thousand Dollars ($5,000), the dispute shall be submitted for resolution by binding arbitration in accordance with the rules of the American Arbitration Association. Within fifteen (15) days of the Expiration Date, the parties hereto shall jointly select an independent arbitrator who is experienced in the resolution of disputes of a similar nature. If the parties fail to select an arbitrator within the period referred to above, the parties shall select an independent arbitrator, within thirty (30) days from the Expiration Date, from a panel proposed by the American Arbitration Association. In any such action, the use of any ADR procedures shall not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any party.

         To the extent they relate specifically to the Theatres, Purchaser agrees to honor for a period of one (1) year after the Closing valid gift certificates, VIP tickets and other discount tickets, vouchers or passes issued by Seller. Seller agrees to promptly reimburse Purchaser the face amount of such certificates, tickets, vouchers and passes upon receipt of stubs or other satisfactory evidence that the same were honored.

         Seller may be entitled to payments from landlords pursuant to the Leases resulting from common area maintenance audits, tax abatement proceedings and other contractual agreements affecting the Leases for periods ending on or prior to the Effective Date; in the event that such payments are delivered to Purchaser, Purchaser shall promptly deliver same to Seller.

         Notwithstanding anything to the contrary contained in this Agreement, except with respect to the Leases and the Contracts assumed by Purchaser pursuant to this Agreement, Purchaser shall





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not assume, pay, perform or discharge any debts, liabilities, expenses or obligations of Seller of any kind, character or description whatsoever (whether absolute or contingent, known or unknown, asserted or asserted, whether or not the same are disclosed to Purchaser in or pursuant to this Agreement).

                                   ARTICLE 10
                                     BROKER

         Each of the parties to this Agreement, respectively, warrants and represents to the other that it dealt with no broker in connection with any of the transactions referred to herein and agrees to indemnify the other against any claim arising from its actual or alleged representation by any broker in connection herewith.

                                   ARTICLE 11
                          SALES, USE AND TRANSFER TAX

         Should any sales or use tax be payable in connection with the sale of Assets to be sold by Seller to Purchaser pursuant to this Agreement or should any transfer or similar tax be applicable to any lease assignment herein contemplated, such sales, use or transfer tax shall be paid by Purchaser, unless Seller is required by law to pay such tax, in which case the amount thereof will be paid by Seller. The parties shall cooperate in the reporting and settlement of any such taxes.

                                   ARTICLE 12
                               FINANCIAL REPORTS

         For the balance of the remaining term of the Leases, Purchaser shall provide Seller with the following financial information:

         1.      Monthly reports of revenues generated from each Theatre;

         2.      Quarterly unaudited financial statements of Purchaser; and

         3.      Annual audited financial statements of Purchaser.

         Provided, however, that in the event that Seller receives a Release with respect to one or more Leases, Purchaser shall not be required to provide Seller with monthly reports of revenues generated from the related Theatre(s).





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                                   ARTICLE 13
                             CONSENTS AND RELEASES

         The obligations of Seller and Purchaser hereunder are conditioned upon the execution and delivery by each of the Landlords, at or prior to the Closing, of a Landlord's Consent, Estoppel and Release in substantially the form attached hereto as Exhibit F, or such other form as is acceptable to each Landlord, respectively, and Seller, Purchaser and Purchaser's Lender; provided, however, if any Lease may be assigned without the Landlord's consent, or if any Lease generally requires Landlord's consent to assignment but permits assignment without such consent to qualified assignees, and Purchaser can provide evidence, satisfactory to Seller and the Landlord of such Lease, that Purchaser meets such qualifications for assignment of such Lease without the Landlord's consent, then, with respect to each such Lease, respectively, the foregoing condition to the Closing shall be waived. From and after the date of this Agreement, Seller shall endeavor in good faith to obtain Releases, in form and substance satisfactory to Purchaser and Seller, through commercially reasonable efforts from the Landlords under each of the Leases.

                                   ARTICLE 14
                                 MISCELLANEOUS

14.01 This Agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof. No representations, promises, inducements or statements of intention have been made by any of the parties hereto which are not embodied in this Agreement, and neither of the parties shall be bound by or be liable for any alleged misrepresentation, promise, inducement or statement of intention not embodied herein, and the parties acknowledge that they have not relied on any representation or promise, except as in this Agreement contained.

14.02 From time to time after the date hereof, and at the request of the other, each of the parties hereto will execute and deliver such further statements and documents, and take such action as may be reasonably required in order to implement the transactions contemplated by this Agreement. Seller agrees to use reasonable efforts to assist with the smooth transition to Purchaser of the Assets and the operations of the Theatres, provided that such efforts shall be at no cost to Seller.

14.03 Neither this Agreement nor any provision hereof may be modified, changed, discharged or terminated, except by an instrument in writing, signed by the party against whom the enforcement of any modification, change, discharge or termination is sought.

14.04 Nothing contained in this Agreement or any documents executed at the Closing shall be construed so as to require a commission of any act contrary to law; and wherever there is any conflict between any provisions of this Agreement or any such document and any statute, law, ordinance or regulation, the latter shall prevail, and the provisions of this Agreement or any such document affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of such statute, law, ordinance or regulation.





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14.05    Purchaser acknowledges that it has inspected each of the Theatres in the company of Seller's Director of Operations or his designee (the "Initial Inspection") and that it is familiar with the condition of each of the premises demised under the Leases as well as with the condition of the Assets to be purchased and agrees that all of the same are to be conveyed "as is" and without any warranty, express or implied, as to their physical condition or fitness for any particular purpose; provided that Seller represents and warrants that the Assets are sufficient in all material respects to carry on the business and operations as presently conducted by Seller at the Theatres. Purchaser specifically agrees that the statements, if any, as to the condition of Assets set forth in any inventory attached to a Bill of Sale are for purposes of identification only and are not intended as representations or warranties and may not be relied upon by Purchaser. After the date hereof but prior to Closing, Purchaser shall have the right to inspect the Theatres (the "Subsequent Inspection") after notice to Seller's Director of Operations and in the company of such Director of Operations or his designee. It shall be a condition to Purchaser's obligation to close that the Theatres and the Assets shall be in substantially the same condition (i.e., no change which individually or in the aggregate for all the Theatres together would require an expenditure in excess of $100,000.00 to return to the prior condition) at the Effective Date as at the Initial Inspection. Notwithstanding the foregoing, if upon Purchaser's Subsequent Inspection of the Assets, Purchaser reasonably determines that the Assets are not (i) sufficient in all material respects to carry on the business and operations as presently conducted by Seller at the Theatres and (ii) fit for the purposes for which they are presently being used and in good operating condition and repair, ordinary wear and tear excepted, no later than 5 days prior to the Closing, Purchaser shall deliver a written notice to Seller setting forth in reasonable detail the nature and extent of any repair(s) necessary to restore the Assets to good operating condition.
Upon Seller's receipt of said notice, Purchaser and Seller shall attempt in good faith to reach agreement as to the nature, extent and estimated cost of any repair(s) necessary to restore the Assets to good operating condition. Within 2 days of receipt of said Notice but in no event later than 1 day prior to the Closing, Seller shall elect in a writing delivered to Purchaser either to (i) restore the Assets to good operating condition at Seller's expense, (ii) adjust the Purchase Price by an amount equal to the estimated cost of any repair(s) necessary to restore the Assets to good operating condition as determined in good faith by Seller and Purchaser, or (iii) if the amount in question exceeds $100,000, terminate this Agreement unless Purchaser waives this condition within two days of receiving such notice of election from Seller.

14.06 Seller represents and warrants that Seller has not received any notice that Seller is not in compliance with any applicable governmental requirements in connection with the ownership or lease of the Assets or the conduct of the business and operations of Seller at the Theatres.

14.07 Seller hereby represents and warrants to Purchaser that the corporate officers executing this Agreement and the other documents contemplated by this Agreement have full corporate authority to do so and that the actions undertaken by such party in this Agreement and said other documents are fully binding on Seller.

14.08 Seller hereby agrees to indemnify Purchaser for all direct out of pocket costs Purchaser may reasonably incur arising out of or in connection with (i) any and all claims for injury or damage to persons or property resulting from any default of or under a Lease or other matters arising out of or in connection with the conduct of the business and operation of the Theatres and occurring on or prior to the Effective Date, (ii) the breach of any representation or warranty of Seller contained in this Agreement that will survive the Closing as specified in Article 16 and (iii) any breach of any agreement or covenant of Seller contained in this Agreement or in any Seller's Ancillary Documents (as hereinafter defined).

14.09 Purchaser hereby agrees to indemnify Seller for all direct out of pocket costs Seller may reasonably incur arising out of or in connection with
(i) any and all claims for injury or damage to persons or property and resulting from any default of or under any Lease or other matters arising out of or in connection with the conduct of the business and operation of the Theatres and occurring after the Effective Date and (ii) any breach of any agreement or covenant of Purchaser contained in this Agreement or in any Purchaser's Ancillary Documents (as hereinafter defined).

14.10 Indemnification for Third Party Claims. The following procedures shall be applicable with respect to indemnification under Sections 14.08 and
14.09 for third party claims arising in connection with any provision of this Agreement.

         i. Promptly after receipt by the party seeking indemnification hereunder (an "Indemnitee") of written notice of the assertion or the commencement of any claim, liability or obligation by a third party, whether by legal process or otherwise (a "Claim"), with respect to any matter within the scope of
                 Section 14.08 or 14.09, the Indemnitee shall give written notice thereof (the "Notice") to the Person from whom indemnification is sought pursuant hereto (the "Indemnitor") and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that the failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder unless such failure results in (i) a default judgement, (ii) the expiration of the time to answer a complaint or (iii) material prejudice to Indemnitor's defense of such Claim. In case any such Claim is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof by written notice of its intention to the Indemnitee within 30 days after receipt of the Notice, with counsel reasonably satisfactory to the Indemnitee at the Indemnitor's own expense. If the Indemnitor shall assume the defense of such Claim, it shall not settle such Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this Paragraph 14.10, the Indemnitee shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

         ii. If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Claim within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Claim, then the Indemnitee shall assume the defense of any such Claim, in which event it may do so in such manner as it may deem appropriate, provided that it shall not settle any Claim which would give rise to the Indemnitor's liability under Paragraph 14.08 or 14.09, as the case may be, without the Indemnitor's prior written consent, such consent not to be unreasonably withheld. The Indemnitor shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

14.11 Except as expressly provided to the contrary in this Agreement, each party to this Agreement shall pay its own fees, costs and expenses including, without limitation, attorneys' fees, costs and expenses incident to the negotiation, preparation, execution and closing of this Agreement.

14.12 Seller covenants and agrees that it will satisfy, as and when due, any and all obligations which may have accrued on or prior to the Effective Date to or with respect to any of its employees employed at or in connection with the Theatres, including, without limitation, obligations as to or arising out of any applicable federal or state laws or pension, retirement or benefit plan or programs. Seller shall (i) on or prior to the Effective Date, provide its employees presently employed at or in connection with the Theatres with notice of the proposed transfer of the Theatres, (ii) effective as of the Effective Date, either terminate the employment of such employees or transfer the employment of such employees elsewhere within Seller's company or related companies, and (iii) Seller shall offer benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to those employees of Seller eligible to receive such benefits as of the Effective Date.

14.13   Seller represents and warrants as follows:

        14.13.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. The Seller is qualified to do business in each jurisdiction where the failure to be so qualified would have a material adverse effect on Seller's ability to consummate the transactions contemplated by this Agreement or the other agreements and instruments to be executed and delivered by Seller pursuant to the terms and provisions of this Agreement (the "Seller's Ancillary Documents") and to perform its obligations hereunder and thereunder.

        14.13.2 The Seller has all requisite corporate power and authority to enter into this Agreement and Seller's Ancillary Documents and to perform its respective obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and Seller's Ancillary Documents and the performance of Seller's respective obligations hereunder have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and Seller's Ancillary Documents have been duly executed and delivered by Seller, and each document constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by the terms of this Agreement or bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws affecting creditors' rights generally or by general principles of equity.

        14.13.3 With such exceptions thereto as do not have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or Seller's Ancillary Documents or to perform its obligations hereunder or thereunder, the execution, delivery and performance by Seller of this Agreement and each of the Seller's Ancillary Documents, to the best of Seller's knowledge, does not, and the consummation by Seller of the transactions contemplated hereby or thereby will not, with or without the giving of notice or the lapse of time or both:

                 i.      violate any law to which Seller is subject;

                 ii. conflict with or result in a breach of or constitute or result in a default under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Seller or any order to which Seller is subject or by which it or any Asset is bound;

                 iii. except for the respective Landlord's Consent, Estoppel and Release, require any consent of or filing with or giving of notice to any Governmental Authority or any other Person not a party to this Agreement;

                 iv. violate, or be in conflict with, or constitute a default under, or permit the termination of any term or provision of, or result in the acceleration of (or give the right to accelerate) the maturity or performance of any obligation of Seller (including under any note, bond, mortgage, indenture, lease, license, contract or other instrument to which Seller is a party or by which its assets, properties or businesses are bound) or any permit held by Seller or by which any of its assets are bound; or

                 v. result in the creation of, or impose on Seller the obligation to create, any Lien upon the Leases, Theatres or Assets.

        14.13.4 Except as set forth on Schedule of Litigation to be attached hereto no later than 10 days following the date hereof, there is no claim, action, suit, proceeding, litigation or order pending, or to the knowledge of Seller threatened, by or before any court or governmental authority or private arbitration tribunal against Seller that relates to this Agreement, the Theatres or the Assets or any of the transactions contemplated hereby (i) which would adversely affect or prevent or delay the consummation of such transactions or the performance of Seller's obligations hereunder, (ii) in which an adverse decision could, either in any case or in the aggregate, have a material adverse effect on the business, operations, affairs, condition (financial or otherwise) results of operation, properties, assets, liabilities or prospects of the Theatres, individually or in the aggregate or
                 (iii) which in any manner draws into question the validity of or otherwise affects this Agreement, the transactions contemplated hereby or the ability of Seller to perform its obligations hereunder.

        14.13.5 Seller has delivered to Purchaser true and complete and correct copies of the Leases.

        14.13.6 Seller has delivered to Purchaser true and complete and correct copies of the financial information with respect to attendance for 1996, as well as box office revenues, concession revenues and occupancy costs for the period from November 1, 1993 through April 30, 1997. There has not been any material change with respect to attendance, box office revenues, concession revenues or fixed expenses in the interim period from the date of such information through the date hereof, nor has Seller engaged in any material transaction other than in the ordinary course of business which would affect attendance, box office revenues, concession revenues or the fixed items during such interim period. Purchaser acknowledges that, with respect to Seller's Theatre level profit and loss statements for the twelve months ended April 30, 1997, Seller makes no warranty regarding such Theatre level profit and loss statements, Purchaser's bank lenders may not confirm such statements, and verification of such statements is not a condition to closing. Except as otherwise set forth in this paragraph, Seller warrants that all such facts and information are true, complete and correct, and Purchaser may rely and has relied thereon in entering into this Agreement and the transactions contemplated hereby.

        14.13.7 Seller has good and marketable title to all of the Assets and valid leasehold interests in all Leases sold and transferred by this Agreement and, except for Landlord's liens, the same are free of all Liens and claims. All Leases are valid, subsisting and effective in accordance with their terms, and Seller enjoys peaceful possession of all such properties and assets. To the knowledge of Seller, there are no leases, surface or subsurface use agreements, tenancies, arrangements, service contracts, management contracts, or other agreements, instruments or encumbrances that will be in force or effect as of the Closing that grant to any Person any right, title, interest or benefit in or to all or any part of the Leases, Theatres or Assets or any right relating to the ownership, use, operation, management, maintenance or repair of all or any part of the Leases, Theatres or Assets, and no Person has any rights to acquire any of the Leases, Theatres or Assets. To the knowledge of Seller, there are no third parties in possession of any portion of the Theatres as lessees, tenants at sufferance, trespassers or otherwise.
                 Upon the sale, conveyance, transfer and delivery of the Leases, Theatres and Assets in accordance with the terms of this Agreement, Purchaser will (i) acquire good and marketable title to the Assets, free and clear of all Liens and (ii) continue to enjoy peaceful possession of the Theatres.

                 Notwithstanding the foregoing, Purchaser, at its sole cost and expense, has the right to examine real estate title records with respect to the real estate demised pursuant to the Leases until the date that is 60 days after the Effective Date (the "Title Inspection Period"). Purchaser shall provide Seller with a copy of any written title report or commitment for title insurance concerning such title examination within three
                 (3) days after Purchaser's receipt of such report or commitment. Title shall be deemed satisfactory unless (i) Purchaser's title examination reveals the existence of Liens encumbering the real estate demised pursuant to the Leases which Liens secure indebtedness in excess of $5,000 per Lease ("Material Liens") and (ii) Purchaser delivers to Seller prior to 5:00 p.m. Eastern Standard Time on the last day of the Title Inspection Period, time being of the essence therefor, a statement of any such Material Liens (the "Material Lien Statement"). Within ten (10) days after Seller's receipt of the Material Lien Statement ("Seller's Election Period"), Seller may elect to (i) remove from the public record such Material Liens, or (ii) cause the same to be affirmatively insured against by the title insurer at Seller's expense. In either event, Seller shall reimburse Purchaser for all direct out of pocket costs reasonably incurred by Purchaser as a result of claims of creditors asserted pursuant to such Material Liens to protect Purchaser's title to the respective Lease.

                 In the event that Purchaser timely delivers to Seller the Material Lien Statement, and Seller does not, within Seller's Election Period, remove from the public record such Material Liens or cause the same to be affirmatively insured against by the title insurer at Seller's expense, Purchaser may, in its sole discretion, cancel this Agreement and rescind the transactions contemplated hereby as provided below by written notice to Seller within ten (10) days after the expiration of Seller's Election Period, or, alternatively, Purchaser may waive title objections.

                 In the event that Purchaser elects to cancel this Agreement as set forth in the preceding paragraph, within ten (10) days of the expiration of Seller's Election Period, (i) Purchaser shall reconvey to Seller the Leases, the Theatres, and the Assets in substantially the same condition all of the same were in immediately prior to the Effective Date and free and clear of all Liens and claims excepting only those Liens and claims to which all of the same were subject immediately prior to the Effective date and (ii) Seller shall reconvey to Purchaser the Purchase Price and the Escrow Account. In the event Purchaser is unable to reconvey to Seller the Leases, the Theatres, and the Assets as herein provided, Purchaser shall be obligated to waive title objections.

        14.13.8 There are no contracts binding upon the Theatres or the Assets which are not terminable without penalty upon not more than thirty (30) days' notice, except for the Leases and the contracts specifically identified in Schedule of Contracts to be attached hereto. A true and correct copy of each such contract listed on Schedule of Contracts shall be delivered to Purchaser no later than the Effective Date. With respect to any contracts not canceled as of the Effective Date (unless assumed by Purchaser), Seller covenants to be responsible for and to pay all obligations under such contracts until the same are terminated. No later than the Effective Date, Seller shall pay any monies earned and owed to any employees of the Theatres covered by either the Local 513 Agreement or the Local 380 Agreement, or to any fund related to either such agreement to which Seller is obligated to contribute, in each case as of the Effective Date.

        14.13.9 Since October 31, 1996, there has not been any damage, destruction or loss (whether or not insured against) with respect to the Theatres.

        14.13.10 Except for the Local 513 Agreement and the Local 380 Agreement, Seller is not a party to any collective bargaining agreement with respect to employees of the Theaters, no such agreement determines the terms and conditions of the employment of any employee of the Theaters, and no collective bargaining agent has been certified as a representative of any of the employees of the Theaters.

        14.13.11 Except as set forth on Schedule of Material Events to be attached hereto no later than 10 days following the date hereof, and except as contemplated in this Agreement, since October 31, 1996, there has not been:

                 i. any material adverse change in Seller's business, operations, affairs, conditions (financial or otherwise), results of operations, properties, assets, liabilities or prospects as they relate to the Theatres;

                 ii. any sale, assignment or disposition of any substantial properties or assets of any kind or character relating to the operations of the Theatres, except for personal property sold, assigned or disposed of in the ordinary course of business and consistent with past practice and custom;

                 iii. any damage, destruction or loss (whether or not insured against) affecting the Theatres or Assets;

                 iv. any revocation or termination, or any notice of any threatened revocation or termination, of any consents or permits relating to the operations of the Theatres;

                 v. any material change or any anticipated change in the present relationships between Seller and any of its significant suppliers, insurers, lessors, licensors, licensees and distributors and with respect to the Theatres or Assets; or

                 vi. any other material transaction other than in the ordinary course of business and consistent with past practice and custom with respect to the Theatres or Assets.

        14.13.12 Seller has not received notice of any claims for Taxes pending against Seller nor any threatened claims for Tax deficiencies against Seller for which the Theatres or Assets could be liable, and Seller does not know of any basis for such claims. To the knowledge of Seller there exist no actual or proposed additional assessments or adjustments of Taxes by any taxing authority for which the Theatres or Assets could be liable.
                 To Seller's knowledge, there are no pending audits, actions, proceedings, disputes, claims, or investigations with respect to any Taxes payable by or asserted against Seller and, to the knowledge of Seller, there is no basis on which any claim for material Taxes can be asserted against Seller for which claims against the Theatres or Assets could be made. All Taxes required to be withheld or collected by Seller (including, but not limited to, Taxes required to be withheld with respect to amounts paid or owing to any officer, employee, creditor, shareholder, independent contractor or other Person) as they relate to the Theatres or the Assets have been timely withheld or collected and, to the extent required, have been timely paid, remitted or deposited to or with the relevant Governmental Authority. To the knowledge of Seller, there are no proposed reassessments of the taxable value of any of the Theatres or Assets or similar matters pending with respect to any taxing authority. Seller is not a party to any outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against Seller for which the Theatres or Assets could be liable. To the knowledge of Seller, there are no Liens for Taxes (other than for current Taxes not yet due and payable) imposed upon the Theatres or Assets.

        14.13.13 Seller has not received any notice, and Seller shall give Purchaser prompt written notice of each and every notice Seller shall have received, with respect to any Hazardous Substance (as hereinafter defined) on, from or affecting the Theatres. Seller is not subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by any Governmental Authority under, and is not currently in violation of, or subject to, any remedial obligation under, any Environmental Law in respect of the Theatres. To the knowledge of Seller, all environmental notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation of the Theatres have been obtained or filed. To the knowledge of Seller, Hazardous Substances have not been disposed of on, to or from any of the Theatres during the time of Seller's ownership or possession of the Theatres, or prior thereto, except in compliance with Environmental Laws in effect at the time such activity was undertaken. To the knowledge of Seller, no Hazardous Substances have been generated, managed, treated or transported to or from the Theatres. To the knowledge of Seller, there is not now at, on or in the Theatres any asbestos, polychlorinated biphenyl ("PCBs") or, to the extent only it exists at levels which are considered hazardous to human health, radon gas. To the knowledge of Seller, no underground storage tanks currently exist or have existed on the land occupied by the Theatres. To the knowledge of Seller, there has not been a Discharge of Hazardous Substances into, onto or out of the land occupied by the Theatres. Seller has not released any Person from any claim under any Environmental Law or waived any rights concerning any Discharges of Hazardous Substances into, onto or out of or with respect to the land occupied by the Theatres. For the purposes of this Subsection, "Hazardous Substance" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, PCBs and, to the extent only it exists at levels which are considered hazardous to human health, radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "toxic substance," "toxic pollutants," "contaminants," or "pollutants" or words of similar import, under any applicable Environmental Laws.

        14.13.14 The Theatres are connected to and are served by water, solid waste and sewage disposal, drainage, telephone, gas, electricity and other utility equipment facilities and services required by law or necessary for the operation or use of the Theatres; and such facilities and services are adequate for the present use and operation of the Theatres on a fully occupied basis. Seller has not received notice from any supplier of water, solid waste and sewage disposal, drainage, telephone, gas, electricity or other utility services to the Theatres that such service is being or will be terminated or curtailed and Seller has no knowledge that such termination or curtailment may occur.

        14.13.15 To the knowledge of Seller, there are no pending or threatened condemnation or similar proceedings or assessments affecting the Theatres or Assets or any part thereof, nor, to the knowledge of Seller, are any such proceedings or assessments contemplated by any Governmental Authority.

        14.13.16 The books and records of Seller relating to the Theatres fairly reflect the transactions to which the Theatres or Assets are or were bound, and such books and records are and have been properly kept and maintained, with the revenues, expenses, assets and liabilities of Seller relating to the Theatres and Assets accurately recorded in all material respects therein. True, complete and correct copies of such books and records have been made available for review by Purchaser and shall be transferred to Purchaser as part of the Assets.

14.14   Purchaser represents and warrants:

        14.14.1 Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is qualified to do business in each jurisdiction where the failure to be so qualified would have a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement or the other agreements and instruments, including without limitation the Leasehold Mortgages and Security Agreements, to be executed and delivered by Purchaser pursuant to the terms and provisions of this Agreement ("Purchaser's Ancillary Documents") and to perform its obligations hereunder and thereunder.

        14.14.2 Purchaser has all requisite corporate power and authority to enter into this Agreement and Purchaser's Ancillary Documents and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and Purchaser's Ancillary Documents and the performance of Purchaser's obligations hereunder have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and Purchaser's Ancillary Documents have been duly executed and delivered by Purchaser, and each document constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by the terms of this Agreement or bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws affecting creditors' rights generally or by general principles of equity.

        14.14.3 With such exceptions thereto as do not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or Purchaser's Ancillary Documents or to perform its obligations hereunder or thereunder, the execution, delivery and performance by Purchaser of this Agreement and Purchaser's Ancillary Documents, to the best of Purchaser's knowledge, does not, and the consummation by Purchaser of the transactions contemplated hereby or thereby will not, with or without the giving of notice or the lapse of time or both:

                 i.      violate any law to which Purchaser is subject;

                 ii. conflict with or result in a breach of or constitute or result in a default under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Purchaser or any order to which Purchaser is subject or by which it or any Asset is bound;

                 iii. except for the respective Landlord's Consent, Estoppel and Release and such other consents as shall be obtained prior to the Closing, require any consent of or filing with or giving of notice to any Governmental Authority or any other Person not a party to this Agreement; or

                 iv. violate, or be in conflict with, or constitute a default under, or permit the termination of any term or provision of, or result in the acceleration of (or give the right to accelerate) the maturity or performance of any obligation of Purchaser (including under any note, bond, mortgage, indenture, lease, license, contract or other instrument to which a Purchaser is a party or by which its assets, properties or businesses are bound) or any permit held by Purchaser or by which any of its assets are bound.

        14.14.4 Except as has been disclosed to Seller, there is no claim, action, suit, proceeding, litigation or order pending, or to the knowledge of Purchaser threatened, by or before any court or governmental authority or private arbitration tribunal against Purchaser that relates to this Agreement, the Theatres or the Assets or any of the transactions contemplated hereby which would adversely affect or prevent or delay the consummation of such transactions or the performance of Purchaser's obligations hereunder.

        14.14.5 Purchaser operates a chain of motion picture theaters and has a book net worth (as used in Article VII of each Lease) of not less than $14,000,000 as of April 30, 1997.

14.15 Seller declares under penalty of perjury that it is not a Foreign Person (as defined by the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and that its federal Employer Number is: 04-2462658. The foregoing shall constitute an affidavit as permitted by Section 1445(b) of the Internal Revenue Code.

14.16 Purchaser acknowledges that Seller shall not fully comply with applicable Bulk Sales laws in connection with the transactions contemplated by this Agreement, but Seller agrees with Purchaser that Seller shall pay and discharge when due or contest and litigate at its sole expense any and all claims of creditors which may be asserted against Purchaser with respect to the Assets sold and transferred by this Agreement by reason of such noncompliance and further agrees to indemnify and to hold Purchaser harmless from and against any and all such demands, claims and/or against any action, suit or other proceeding and/or judgment which may hereafter arise and against any and all damages, liabilities, costs, fees (including attorneys' fees) and expenses Purchaser may incur as a result thereof and to promptly remove any lien or encumbrance which may be placed upon the Assets as a result thereof.

14.17 From and after the date of this Agreement through and including the Effective Date, Seller shall operate the Theatres in the ordinary course of business, consistent with past practice, and shall not (i) sell, transfer, assign, dispose of, mortgage, pledge or encumber, or permit to be sold, transferred, assigned, disposed of, mortgaged, pledged or encumbered any or all of the Assets, Leases or Theatres sold and transferred hereunder or remove or permit to be removed all or any part of said Assets, Leases or Theatres from any Theatre premises, provided, however, that Seller shall be permitted to sell its concessions inventory and otherwise operate the Theatres in the ordinary course of its business consistent with its past practices, or (ii) enter into any lease, contract or commitment or incur any liabilities or obligations in connection with said Assets except in the ordinary course of its business consistent with its past practices.

14.18 Seller hereby agrees that from time to time after Closing it shall (i) execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of sale, conveyance, transfer and delivery and such further consents, certifications, affidavits and assurances as are required in order to vest in Purchaser all of Seller's rights, title and interests in and to the Theatres, the Leases and the Assets or otherwise to consummate and make effective the transactions contemplated by this Agreement and (ii) take, or cause to be taken, all actions and do, or cause to be done, all things as are required in order to put Purchaser in actual possession and operating control of the Theatres and the Assets or otherwise to accomplish the purposes of this Agreement.

14.19 Seller covenants and agrees that from and after the date hereof until Closing, or the earlier termination of this Agreement, Purchaser and its contractors, agents and employees, at the sole expense of Purchaser, may enter upon any portion of the Theatres from time to time during reasonable business hours, without any disruption of the normal conduct of Seller's business at the Theatres, and with reasonable prior notice to Seller, for the purposes of inspection (mechanical, structural and otherwise), tests, including environmental testing and examination of the operating condition of the Theatres and Assets. If the Closing does not occur, Purchaser will compensate Seller for any loss, cost, damage, liability or expense caused by any action or failure to take any action on the part of Purchaser during its inspection activities.

         In addition, from the date hereof to the Closing, Seller shall give to Purchaser and its officers, attorneys, accountants, and representatives free, full, and complete access during reasonable business to the Theatres and Assets as Purchaser may deem necessary or appropriate; provided, that such due diligence review will not unreasonably interfere with the operations by Seller of the Theatres. Seller will provide Purchaser and its officers, attorneys, accountants and representatives with any information reasonably requested by them pertaining to income derived from or expenses associated with the Theatres and Assets.

14.20 From the date hereof to the Closing, Seller shall not take or fail to take any action which action or failure to take such action shall cause the representations and warranties made by Seller herein to be untrue or incorrect as of the Closing. From the date hereof to the Closing, Seller shall use its reasonable efforts to cause all conditions precedent in Article 4 to be satisfied by the Closing.

14.21 From the date hereof to the Closing, Seller shall keep in full force and effect insurance coverage for the Theatres and the Assets in the same amount and scope to the coverage now maintained covering the Theatres and the Assets.

14.22 Seller covenants and agrees that, from and after the date hereof, Seller will in good faith cooperate, and cause its auditors to cooperate, with Purchaser and its auditors to prepare, as promptly as practicable, audited financial statements, including balance sheets, income statements and cash flow statements, for each of Seller's two most recent fiscal years, and unaudited financial statements for the comparative interim periods following the end of Seller's most recent fiscal year, with the intent to finalize such financial statements as promptly as practicable.

14.23 From the date hereof to the Closing, Seller will use its reasonable efforts to maintain the Theatres and the Assets in their present operating condition and repair, ordinary wear and tear excepted.

14.24    As used herein, the following terms shall have the following meanings:

                 "Affiliate" shall mean, with respect to any Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. As used herein, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by the ownership of voting securities, by contract or otherwise.

                 "Contract" means any contract, agreement, arrangement, understanding or other instrument or obligation (whether oral or written, pending or executory).

                 "Discharge" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into, onto, or out of the Theatres, including the movement of any Hazardous Substance or other substance through or in the air, soil, surface water, groundwater or other property.

                 "Environmental Laws" means any federal, state, local and foreign laws (including common law), statutes, codes, ordinances, guides, written policy rules and regulations that are applicable to the Theatres or Assets, and in each case as amended, and any judicial or administrative interpretation thereof, relating to pollution or protection of human health, the environment or natural resources (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws, statutes, codes ordinances, rules, regulations, consent decrees and judgements relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                 "Governmental Authority" means any nation or government, any state or political subdivision thereof, any federal or state court and any other agency, body, authority or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Lien" means, with respect to any properties or assets, any mortgage, pledge, hypothecation, assignment, security interest, lien or encumbrance or any preference, priority or other security agreement or preferential arrangement of any kind or character whatsoever (including, but not limited to, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction) in respect of such properties or assets.

                 "Person" means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization of any kind or character, including any Governmental Authority.

                 "Taxes" means all taxes, charges, fees, levies or other assessments (including, but not limited to, income, gross receipts, excise, property, sales, occupation, use, service use, license, payroll, franchise, transfer and recording taxes, fees and charges) imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, penalties and additions to any tax.

14.25 All of the representations and warranties of Seller which are limited to "the knowledge of Seller" are based on, and are limited to, the actual knowledge of Seller's Director of Operations for the Theatres after reasonable inquiry relating to the substance of the representation or warranty. "Actual knowledge" means only that information which is in fact known to one or more of the aforesaid and excludes information which is not so known by any of them even if it would or might be obtained from an investigation to determine the existence of such facts and is known to Persons other than the aforesaid, whether or not they may be employees of Seller or any Affiliate thereof.

14.26 Notices. All notices and other communications hereunder shall be given by delivery in person, by registered or certified mail (return receipt requested with postage prepaid thereon) or by facsimile transmission to the respective parties at the following addresses (or at such other address as either party shall have furnished to the other in accordance with the terms of this Section):

         If to Seller:

         General Cinema Corp. of Oklahoma, Inc.
         c/o General Cinema Theatres
         Box 9100
         1280 Boylston Street
         Chestnut Hill, Massachusetts  02167
         Attention:       William B.  Doeren, Executive Vice President
         Facsimile:       (617) 264-8361

         With a copy to:

         General Cinema Corp. of Oklahoma, Inc.
         1300 Boylston Street
         Chestnut Hill, Massachusetts  02167
         Philip Szabla, General Counsel
         Facsimile:       (617) 264-8206

         If to Purchaser:

         Hollywood Theatres, Inc.
         2911 Turtle Creek Blvd.
         Suite 1150
         Dallas, Texas 75219
         Attention:       Thomas W. Stephenson, Jr.
         Facsimile:       (214) 520-2323

         With a copy to:

         Baker & Botts, L.L.P.
         2001 Ross Avenue
         Dallas, Texas 75201
         Attention:       Carlos A. Fierro
         Facsimile:       (214) 953-6503

All notices and other communications hereunder that are addressed as provided in or pursuant to this Section shall be deemed duly and validly given (i) if delivered in person, upon delivery, (ii) if delivered by registered or certified mail, 72 hours after being placed in a depository of the United States Mails or (iii) if delivered by facsimile transmission, upon transmission thereof and receipt of the appropriate answer back.

14.27 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior oral or written agreements and understandings with respect thereto. All Exhibits and Schedules hereto are expressly made a part of this Agreement and are incorporated herein by reference.

14.28 Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any other Person any rights, benefits or remedies of any kind or character whatsoever under or by reason of this Agreement). Neither party may assign this Agreement without the prior written consent of each of the other parties hereto.

14.29 Amendment; Waivers. This Agreement may be amended only by a written instrument duly executed and delivered on behalf of each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits thereof. No failure to exercise any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

14.30 Severability. In the event that any term or provision contained in this Agreement is held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other term or provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.31 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof. Accordingly, the parties agree that each of them shall be entitled to injunctive relief to prevent breaches of the terms of this Agreement and to obtain specific performance of the terms hereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.

14.32 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, without regard to principles of conflicts of law, except to the extent that mandatory principles of conflicts of law require the application of laws of another jurisdiction wherein any of the Assets are located to determine the validity or effect of the sale, conveyance, transfer or delivery thereof in accordance with the provisions of this Agreement.

14.33 Headings. The Article and Paragraph headings contained in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not limit, extend or otherwise affect the meaning or interpretation of the provisions hereof.

14.34 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.35 Press Releases. None of the parties hereto shall issue press releases or other public communications of any sort relating to this Agreement prior to Closing; provided, however, that the parties shall be entitled to make such disclosures as may be required pursuant to applicable law or the lawful requirement of any Governmental Authority or by order of a court of competent jurisdiction.

14.36 Purchaser will have secured, as of the Effective Date, financing sufficient to fund the closing of the transactions contemplated by this Agreement.

14.37 Purchaser understands that Seller is building a new concession stand at the Penn Square Theater in Oklahoma City at a cost of $147,000, including equipment and construction related to the renovation of the concession stand. Purchaser will reimburse Seller for such costs if such costs are paid prior to the Closing or will assume responsibility for payment of such costs if they are not due until after the Closing, in each case subject to a maximum reimbursement or payment of $147,000. Such reimbursement or assumption obligation shall be in addition to the obligation to pay the Purchase Price pursuant to Articles 1 and 2 hereof.

14.38 Purchaser understands that, prior to the date hereof, Seller has been leasing the sound system currently installed in each of the Theaters. In consideration of the purchase and sale of such sound systems in each Theater, Purchaser agrees to make a one-time payment to Seller at the Closing of $179,040, or such amount as may subsequently be agreed to by the parties following execution of this Agreement. Such one-time payment shall be in addition to the obligation to pay the Purchase Price pursuant to Articles 1 and 2 hereof, and shall constitute Purchaser's entire obligation with respect to the sound system in each of the Theaters. After making such payment to Seller, Seller agrees that Purchaser shall own all right, title and interest in and to such sound systems, and that Purchaser shall have no obligations with respect to the leases entered into between Seller and the lessor of such sound systems.

                                   ARTICLE 15
                           NON-COMPETITION AGREEMENT

         Except as otherwise consented to or approved in writing by Purchaser, Seller agrees that neither Seller nor any of Seller's Affiliates will at any time for a period of three (3) years following the Closing, directly or indirectly, acting alone or in conjunction with any Person, or as a holder, beneficially or of record, of in excess of 5% of any security of any class, or as a consultant to or representative of, any Person:

         (A) engage in the business of Purchaser as it is being conducted immediately following the Closing in competition with Purchaser at any location with a 3 1/2 mile radius of any Theatre location; or

         (B) request any present or future supplier of, distributor to or provider of services to Purchaser to curtail or cancel its business with Purchaser in respect of the operations at any Theatre and the use and operation of the Assets; or

         (C) unless otherwise required by law, disclose to any Person any details of the organization or affairs of the business of Purchaser or any other nonpublic information concerning the Theatres or Assets or the conduct of the operations at the Theatres.

         Seller and Seller's Affiliates acknowledge that in the event the scope of the covenants set forth in this Article 15 is deemed to be too broad in any court proceeding, the court may reduce such scope to that which it deems reasonable under the circumstances. The parties hereto agree and acknowledge that Purchaser does not have any adequate remedy at law for the breach or threatened breach by Seller or Seller's Affiliates of the agreements set forth in this Article 15 and, accordingly, Purchaser may in lieu of or in addition to the other remedies that may be available to it hereunder (including its rights to indemnification hereunder) or under applicable law, file a suite in equity to enjoin Seller or Seller's Affiliates from such breach or threatened breach and consent to the issuance of injunctive relief hereunder.

                                   ARTICLE 16
                   SURVIVAL OF REPRESENTATIONS AND AGREEMENTS

16.01 Except as otherwise expressly provided herein, none of the representations and warranties contained in this Agreement or in any Seller's Ancillary Documents or Purchaser's Ancillary Documents shall survive the Closing. The representations and warranties contained in Sections 14.13.12 and 14.13.13, the last sentence of the first paragraph of Section 14.13.7 and the last two sentences of Section 14.13.8 of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and thereby and shall continue in full force and effect for one (1) year after the Effective Date.

16.02 Each covenant and agreement set forth in this Agreement or in any Seller's Ancillary Document or in any Purchaser's Ancillary Documents to be performed after the Closing will survive the Closing in accordance with its terms.

                                   ARTICLE 17
                        PURCHASER'S SUBSEQUENT TRANSFER

         Purchaser hereby represents and warrants that it is purchasing the Theatres with the intent of owning and operating them indefinitely, such representation and warranty constituting a material part of the consideration to Seller hereunder and being relied upon by Seller in connection with its willingness to enter into this Agreement. Accordingly, Purchaser agrees that if, during the period of three (3) years from the Effective Date, any interest in any of the Theatres or Assets shall be sold, leased, assigned or otherwise conveyed in any manner (other than with respect to the Assets in the ordinary course of business) to any party that is not a subsidiary or Affiliate of Purchaser or if a binding agreement be entered into to do any of the foregoing (any such event hereinafter a "Transfer"), then Purchaser or any subsequent holder of such interest shall (i) notify Seller of such Transfer, and (ii) pay to Seller at the time of such Transfer a one-time fee of $25,000. This Article 17 shall apply only to the Transfer of the Theaters, either individually or together, or in connection with the sale by Purchaser of all of its theaters in Oklahoma as a unit, but not in connection with the sale, lease, assignment or other conveyance of any other assets, properties or theaters of Purchaser or the merger or consolidation of Purchaser with any other Person.

         Executed as a sealed instrument on the day and year above first written in several counterparts each of which shall be an original.

PURCHASER:                                      SELLER:

HOLLYWOOD THEATERS, INC.                        GENERAL CINEMA CORP.
                                                OF OKLAHOMA, INC.



By  /s/ James Featherstone                      By   /s/ Paul R. Del Rossi
  ----------------------------                     ----------------------------
    James Featherstone,                              Paul R.  Del Rossi
    Vice President and Chief                         President
    Financial Officer

                                                                [EXECUTION COPY]

              AMENDMENT NO. 1 TO PURCHASE AND ASSIGNMENT AGREEMENT

      AMENDMENT NO. 1 TO PURCHASE AND ASSIGNMENT AGREEMENT made this 30th day of July 1997, between GENERAL CINEMA CORP. OF OKLAHOMA, INC., an Oklahoma corporation ("Seller"), and HOLLYWOOD THEATERS, INC., a Delaware corporation ("Purchaser"). Capitalized terms used herein without definition shall have the respective meanings set forth in the Purchase Agreement (as defined herein).

                                    RECITALS

      WHEREAS, on July 25, 1997, Seller and Purchaser entered into that certain Purchase and Assignment Agreement (the "Purchase Agreement") pursuant to which Purchaser agreed to buy from Seller, and Seller agreed to sell to Purchaser, all of Seller's right, title and interest in and to certain theater leases relating to seven motion picture theaters located in the cities of Tulsa and Oklahoma City, in the State of Oklahoma (the "Theaters"), along with the assets related to such theaters (the "Acquisition");

      WHEREAS, Article 3 of the Purchase Agreement provides that the closing of the transactions contemplated by the Purchase Agreement shall take place on August 5, 1997; and

      WHEREAS, Seller and Purchaser desire to enter into this Amendment No. 1 to the Purchase Agreement to establish certain changes in the procedures to be followed in consummating the Acquisition and turning over control of the Theaters from Seller to Purchaser.

                                   WITNESSETH

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

18 The Signing Date.

      18.01 On August 7, 1997, Seller and Purchaser will consummate the Acquisition by signing all such documents as are necessary to effect the closing of the transactions contemplated by the Purchase Agreement, including those documents referred to in Articles 7 and 8 thereof. All such documents shall be dated to be effective as of the Effective Date as specified below, and shall be held in escrow by Baker & Botts, L.L.P. pending the Effective Date and the payment of the Purchase Price in consideration of the assignment of the Leases and Assets as specified in the Purchase Agreement and herein.

      18.02 Simultaneously with the signing of the documents described in the preceding paragraph, Purchaser will deposit the following in escrow in a segregated interest bearing account with a commercial bank (the "Purchase Price Account"): (i) the Purchase Price, less the Escrow Funds, (ii) all amounts required to be deposited in the Escrow Account pursuant to Article 2 of the Purchase Agreement, and (iii) the amounts required to be reimbursed or paid pursuant to Sections 14.37 and 14.38 of the Purchase Agreement (collectively, with the amounts set forth in clauses (i) and (ii) of this paragraph, the "Cash Deposit").

19 The Effective Date.

      19.01 The Purchase Agreement is hereby amended to provide that the "Effective Date" shall be the 14th day of August, 1997.

      19.02 On the Effective date, Purchaser shall deliver to Seller the Cash Deposit from the Purchase Price Account for application by the Seller to the Purchase Price (subject to the adjustments set forth in Article 9 of the Purchase Agreement), the funding of the Escrow Account and the reimbursements and payments required by Sections 14.37 and 14.38. Purchaser shall be entitled to interest earned on the funds in the Purchase Price Account. Upon such delivery of the Cash Deposit, the transactions contemplated by the Purchase Agreement shall be deemed to have "Closed" and all documents referred to in
Section 1 above shall become effective without any further act of any party.

      19.03 At midnight on the Effective Date, Seller shall turn over control and all operations of the Theaters to Purchaser.

20 Miscellaneous.

      20.01 This Amendment No. 1 may be amended only by a written instrument duly executed and delivered on behalf of each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits thereof.

      20.02 This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, without regard to principles of conflicts of law.

      20.03 The headings contained in this Amendment No. 1 are for convenience of reference only, do not constitute a part of this Amendment No. 1 and shall not limit, extend or otherwise affect the meaning or interpretation of the provisions hereof.

      20.04 This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first above written.


                                      GENERAL CINEMA CORP. OF OKLAHOMA, INC.


                                      By:       /s/ Paul Del Rossi
                                         --------------------------------------
                                      Name:         Paul Del Rossi
                                           ------------------------------------
                                      Title:        President
                                            -----------------------------------


                                      HOLLYWOOD THEATERS, INC.


                                      By:      /s/ James Featherstone
                                         --------------------------------------
                                      Name:        James Featherstone
                                           ------------------------------------
                                      Title:       Vice President
                                            -----------------------------------